Exhibit 10.1

AMENDMENT TO

INVESTMENT MANAGEMENT TRUST AGREEMENT

 THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of July 3, 2023, by and between Monterey Innovation Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated September 30, 2021, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $116,150,000 was placed in the Trust Account from the IPO and sale of private warrants;

WHEREAS, Section 1(i) of the Trust Agreement provides that the Trustee is to liquidate the Trust Account and distribute the Property in the Trust Account after (x) receipt of, and only in accordance with, a Termination Letter; or (y) upon the date which is the later of (i) 12 months (or up to 21 months, as applicable) after the closing of the IPO and (ii) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, if a Termination Letter has not been received by the Trustee prior to such date;

WHEREAS, on September 29, 2022, the Company’s stockholders approved a proposal to amend the Trust Agreement, allowing the Company to extend the date by which it has to consummate a Business Combination (the “Combination Period”) for an additional three (3) months, from October 5, 2022 to January 5, 2023, by depositing into the Trust Account $350,000 for the three-month extension, and thereafter to extend the Combination Period up to six (6) times by an additional month each time (or up to July 5, 2023) by depositing into the Trust Account $120,000 for each additional month extension;

WHEREAS, in connection with the stockholder vote to approve the extension, the holders of 9,480,616 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $96.1 million, leaving approximately $20.5 million in the Trust Account immediately following the redemptions.

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(i) of the Trust Agreement may only be amended with the approval of the holders of a majority of all of the outstanding shares of Common Stock (the “Consent of the Stockholders”);

WHEREAS, the Company obtained the Consent of the Stockholders to approve this Amendment; and

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Amendments to Trust Agreement.

(a)       The fourth recital to the Trust Agreement is hereby amended and restated as follows:

WHEREAS, on July 3, 2023, the Company’s stockholders approved an extension of the deadline to consummate an initial Business Combination from July 5, 2023 to up to April 5, 2024. The Company may, by resolution of the Board if requested by the Company’s insiders or their affiliates, extend the period of time to consummate a Business Combination up to nine (9) times by an additional month each time (or up to April 5, 2024) (as extended, the “Extended Date”); provided that, pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended, the only way to extend the time available for the Company to consummate its initial Business Combination is for the Company or the Company’s insiders or their affiliates or designees, upon five days’ advance notice prior to each applicable deadline, to deposit into the Trust Account $100,000 (or an aggregate of $900,000 if the time to consummate a Business Combination is extended to April 5, 2024), on or prior to the date of the applicable deadline; and

(b) Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board, Secretary or other authorized officer of the Company and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) the Extended Date and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s Amended and Restated Certificate of Incorporation if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date;

2. Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4. Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

MONTEREY INNOVATION ACQUISITION CORP.

By:	/s/ Murat Omur
Name:	Murat Omur
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President